FOR IMMEDIATE RELEASE		Ref: 08-21

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports Second Quarter 2008 Results

$0.69 FFO per Diluted Share

1.4M Square Feet of Second Generation Space Leased

91.1% Occupancy at June 30, 2008

180 bps Increase Year-over-Year

$336 Million Development Pipeline 66% Pre-Leased

Full Year 2008 FFO Guidance Raised to $2.70 to $2.78

per Diluted Share

Previously $2.60 to $2.72 per Diluted Share

Raleigh, NC – July 29, 2008 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported results for the three and six months ended June 30, 2008.

Ed Fritsch, President and CEO, stated, “We are pleased to report another strong quarter. FFO in the second quarter of 2008 grew 19% compared to the second quarter of 2007. In addition, we leased 1.4 million square feet of second generation space, increased same property NOI, started $29 million of new development and, through a joint venture, acquired The Forum, a Class ‘A’ office park in Raleigh, for $113 million. During the first half of 2008, we placed $91.5 million of development projects in service, which are 87% leased, at a projected stabilized cash yield of 9.8%.”

“Based on our strong first half results and our expectations for the remainder of the year, we are raising our FFO guidance per diluted share for 2008 to $2.70 to $2.78 from $2.60 to $2.72. Our Company is stronger today than it was four years ago. We have transformed our portfolio and strengthened our balance sheet. We have no remaining debt maturities this year and $155 million of high coupon debt maturing in 2009,” added Mr. Fritsch.

Highwoods Properties

Second Quarter and First Half Financial Results

For the second quarter of 2008, the Company reported net income available for common stockholders of $12.1 million, or $0.21 per diluted share. This compares to net income available for common stockholders of $4.0 million, or $0.07 per diluted share, for the second quarter of 2007.

For the six months ended June 30, 2008, net income available for common stockholders was $25.0 million, or $0.44 per diluted share, compared to $52.4 million, or $0.92 per diluted share, for the six months ended June 30, 2007. Net income per diluted share in the first half of 2007 included $0.27 of land sale gains, $0.47 from gains on sales of depreciable assets and $0.07 related to finalization of an insurance claim. Net income per diluted share in the first half of 2008 included $0.14 from gains on sales of depreciable assets. There were nominal land sale gains and no insurance settlement gains in the first half of 2008.

Excluding these gains and the insurance claim, net income available for common stockholders in the first half of 2007 would have been $0.11 per diluted share and $0.30 per diluted share in the first half of 2008.

Funds from Operations (FFO) for the second quarter of 2008 was $42.3 million, or $0.69 per diluted share, compared to FFO of $35.6 million, or $0.58 per diluted share, for the second quarter of 2007. Excluding a $1.4 million, or $0.02 per diluted share, non-cash charge for the redemption of $40 million of 8% preferred stock on May 29, 2007, second quarter 2007 FFO would have been $0.60 per diluted share.

For the six months ended June 30, 2008, FFO was $85.7 million, or $1.40 per diluted share, compared to $92.2 million, or $1.49 per diluted share, for the six months ended June 30, 2007. FFO per diluted share in the first half of 2007 included $0.27 of land sale gains and a gain on an insurance claim of $0.07. Excluding these gains and the insurance claim, FFO per diluted share would have been $1.15 for the first six months of 2007.

The following items were included in the determination of net income available for common stockholders for the three and six months ended June 30, 2008 and 2007:

	3 Months Ended 6/30/08		3 Months Ended 6/30/07
	(000)	Per Share	(000)	Per Share
Land sale gains	$89	$0.00	$969	$0.02
Lease termination income	26	0.00	1,477	0.02
Straight line rental income	1,892	0.03	890	0.01
Capitalized interest	2,221	0.04	2,365	0.04
Gains on sales of depreciable assets	5,045	0.08	1,475	0.02
Preferred stock redemption charge	0	0.00	(1,443)	(0.02)

	6 Months Ended 6/30/08		6 Months Ended 6/30/07
	(000)	Per Share	(000)	Per Share
Land sale gains	$89	$0.00	$16,804	$0.27
Lease termination income	1,926	0.03	2,134	0.03
Straight line rental income	4,296	0.07	2,462	0.04
Capitalized interest	4,806	0.08	4,512	0.07
Gains on sales of depreciable assets (1)	8,771	0.14	29,284	0.47
Gain on insurance claim	0	0.00	4,128	0.07
Preferred stock redemption charge	0	0.00	(1,443)	(0.02)

(1)	Includes $7.2 million of gain on sales of depreciable assets from unconsolidated joint ventures during the six months ended June 30, 2007.

Highwoods Properties

Second Quarter 2008 Operating Highlights

•

Second generation leasing activity in the Company’s portfolio was 1.4 million square feet, including 998,000 square feet of office space, 368,000 square feet of industrial space and 16,000 square feet of retail space.

•

Straight-line (GAAP) rental rates for the 113 office leases signed in the second quarter increased 8.2% from straight line rental rates under the previous leases, while cash rents signed in the second quarter declined 4.5%.

•

Average in-place cash rental rates across the Company’s portfolio increased 2.9% compared to the second quarter of 2007. Average in-place cash rental rates across the Company’s office portfolio were up 2.8% from a year ago.

•

Same property NOI from continuing operations, which includes straight line rent and termination fees, for the three and six months ended June 30, 2008 increased 2.5% and 3.9%, respectively, from the corresponding periods of 2007. Excluding straight line rent and termination fees, same property NOI from continuing operations increased 4.9% and 3.8%, respectively, from the corresponding periods of 2007.

•

Acquired The Forum, a $113.3 million, 635,000 square foot Class “A” office park in North Raleigh, with a long-standing joint venture partner. On a stabilized cash basis, the first year cap rate to Highwoods is 9.2%, including fees.

Funds from Operations Outlook

For 2008, the Company now expects FFO per diluted share to be in the range of $2.70 to $2.78, a $0.10 increase from the low end of the previous guidance provided on May 1, 2008 and a $0.06 increase from the high end. The Company’s FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating and general and administrative expenses, interest rates, gains from land and residential condominium sales, and the impact of development deliveries, acquisitions and dispositions. This estimate assumes approximately 61.6 million diluted shares outstanding and excludes any gains or impairments associated with potential depreciable property dispositions, as well as any one-time, non-recurring charges or credits that may occur during the remainder of the year. Factors that could cause actual 2008 FFO results to differ materially from the Company’s current expectations are discussed below and are also detailed in the Company’s 2007 Annual Report on Form 10-K.

Management’s outlook for 2008 is based on the following operating assumptions:

	Low	High
Year End Occupancy	92.0%	93.0%
Same Property Cash NOI Growth	1.5%	2.5%
G&A Expenses	$40.0M	$42.0M
Lease Termination Income	$1.9M	$2.5M
Gains from Land and Residential Condominium Sales	$4.2M	$6.0M
Straight Line Rental Income	$6.0M	$8.0M
Dispositions	$50M	$100M
Acquisitions	$28M	$200M
Development Starts	$75M	$100M

Highwoods Properties

Supplemental Information

A copy of the Company’s second quarter 2008 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

Tomorrow, Wednesday, July 30, at 11:00 a.m. Eastern time, the Company will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s web site at www.highwoods.com under the “Investor Relations” section.

Telephone, web and pod cast replays will be available two hours after the completion of the call. The telephone replay will be available for one week beginning at 2:00 p.m. Eastern time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 51585254.

Non-GAAP Information

Funds from Operations (“FFO”): We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity REIT. Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, management believes that the use of FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

Highwoods Properties

The calculation of FFO as defined by the National Association of Real Estate Investment Trusts is as follows:

•	Net income (loss) computed in accordance with GAAP;

•	Less dividends to holders of preferred stock and less excess of preferred stock redemption cost over carrying value;

•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;

•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;

•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect funds from operations on the same basis); and

•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales and minority interest related to discontinued operations.

In calculating FFO, the Company also adds back minority interest in the income from its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units not owned by the Company are redeemable on a one-for-one basis for shares of the Company’s common stock. The Company’s FFO calculations are reconciled to net income in a table included with this release.

Net operating income from continuing operations (“NOI”): The Company defines NOI as “Rental and other revenues” from continuing operations less “Rental property and other expenses” from continuing operations. Management believes that NOI is a useful supplemental measure of the Company’s property operating performance because it provides a performance measure of the revenues and expenses directly involved in owning real estate assets, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies to calculate NOI and accordingly the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to “Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates” and to “Rental and other revenues” and “Rental property and other expenses” in a table included with this release.

Same property NOI from continuing operations: The Company defines same property NOI as NOI for the Company’s in-service properties included in continuing operations that were wholly-owned during the entirety of the periods presented (from January 1, 2007 to June 30, 2008). The Company’s same property NOI calculations are reconciled to NOI in a table included with this release.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At June 30, 2008, the Company owned or had an interest in 384 in-service office, industrial and retail properties encompassing approximately 35.0 million square feet. Highwoods also owned 610 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected 2008 financial and operational results and the related assumptions underlying our expected results, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intend” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Highwoods Properties

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; speculative development by others could result in excessive supply of properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; our Southeastern and Midwestern markets may suffer declines in economic growth and others detailed in the Company’s 2007 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Rental and other revenues	$115,853	$105,146	$229,947	$210,608

Operating expenses:
Rental property and other expenses	41,572	37,587	80,426	75,227
Depreciation and amortization	31,365	29,756	62,250	58,585
General and administrative	10,766	10,868	20,477	21,779

Total operating expenses	83,703	78,211	163,153	155,591

Interest expenses:
Contractual	23,345	23,097	46,808	45,786
Amortization of deferred financing costs	686	609	1,324	1,175
Financing obligations	764	995	1,504	1,987

	24,795	24,701	49,636	48,948

Other income:
Interest and other income	1,604	2,115	2,406	3,625

	1,604	2,115	2,406	3,625

Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates	8,959	4,349	19,564	9,694
Gains on disposition of property, net	107	2,341	107	19,084
Gain from property insurance settlement	—	—	—	4,128
Minority interest	(679)	(376)	(1,500)	(2,940)
Equity in earnings of unconsolidated affiliates	1,520	2,006	3,509	11,723

Income from continuing operations	9,907	8,320	21,680	41,689
Discontinued operations:
Income from discontinued operations, net of minority interest	374	873	761	1,800
Net gains on sales of discontinued operations, net of minority interest	4,702	96	8,185	18,358

	5,076	969	8,946	20,158

Net income	14,983	9,289	30,626	61,847
Dividends on preferred stock	(2,838)	(3,846)	(5,676)	(7,959)
Excess of preferred stock redemption cost over carrying value	—	(1,443)	—	(1,443)

Net income available for common stockholders	$12,145	$4,000	$24,950	$52,445

Net income per common share—basic:
Income from continuing operations	$0.12	$0.05	$0.28	$0.57
Income from discontinued operations	0.09	0.02	0.16	0.36

Net income	$0.21	$0.07	$0.44	$0.93

Weighted average common shares outstanding—basic	56,940	56,460	56,833	56,216

Net Income per common share—diluted:
Income from continuing operations	$0.12	$0.05	$0.28	$0.57
Income from discontinued operations	0.09	0.02	0.16	0.35

Net income	$0.21	$0.07	$0.44	$0.92

Weighted average common shares outstanding—diluted	61,492	61,562	61,290	61,709

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	June 30, 2008	December 31, 2007
Assets:
Real estate assets, at cost:
Land	$356,447	$356,600
Buildings and tenant improvements	2,745,462	2,703,983
Development in process	122,381	101,661
Land held for development	98,134	103,365

	3,322,424	3,265,609
Less-accumulated depreciation	(680,310)	(648,142)

Net real estate assets	2,642,114	2,617,467
Real estate and other assets, net, held for sale	13,242	15,150
Cash and cash equivalents	4,033	3,140
Restricted cash	28,941	15,896
Accounts receivable, net	32,121	23,521
Notes receivable, net	3,750	5,226
Accrued straight-line rents receivable, net	78,542	74,427
Investment in unconsolidated affiliates	68,877	58,046
Deferred financing and leasing costs, net	73,682	72,128
Prepaid expenses and other assets	43,604	41,954

Total Assets	$2,988,906	$2,926,955

Liabilities, Minority Interest and Stockholders’ Equity:
Mortgages and notes payable	$1,732,082	$1,641,987
Accounts payable, accrued expenses and other liabilities	147,287	157,766
Financing obligations	35,145	35,071

Total Liabilities	1,914,514	1,834,824
Minority interest	67,389	70,098

Stockholders’ Equity:
Preferred stock	135,437	135,437
Common stock	576	572
Additional paid-in capital	1,456,448	1,448,055
Distributions in excess of net earnings	(584,796)	(561,093)
Accumulated other comprehensive loss	(662)	(938)

Total Stockholders’ Equity	1,007,003	1,022,033

Total Liabilities, Minority Interest and Stockholders’ Equity	$2,988,906	$2,926,955

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Funds from operations:
Net income	$14,983	$9,289	$30,626	$61,847
Dividends to preferred stockholders	(2,838)	(3,846)	(5,676)	(7,959)
Excess of preferred stock redemption cost over carrying value	—	(1,443)	—	(1,443)

Net income available for common stockholders	12,145	4,000	24,950	52,445
Add/(deduct):
Depreciation and amortization of real estate assets	30,920	29,148	61,248	57,340
(Gains) on disposition of depreciable properties	(18)	(1,372)	(18)	(2,280)
Minority interest from the Operating Partnership in income from continuing operations	488	208	1,111	2,592
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	3,395	2,878	6,330	5,744
(Gains) on disposition of depreciable properties	—	—	—	(7,158)
Discontinued operations:
Depreciation and amortization of real estate assets	9	791	233	1,708
(Gains) on disposition of depreciable properties	(5,027)	(103)	(8,753)	(19,846)
Minority interest in income from discontinued operations	351	70	621	1,625

Funds from operations	$42,263	$35,620	$85,722	$92,170

Funds from operations per share - diluted:
Net income available for common stockholders	$0.21	$0.07	$0.44	$0.92
Add/(deduct):
Depreciation and amortization of real estate assets	0.50	0.47	1.00	0.93
(Gains) on disposition of depreciable properties	—	(0.02)	—	(0.04)
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.06	0.05	0.10	0.09
(Gains) on disposition of depreciable properties	—	—	—	(0.12)
Discontinued operations:
Depreciation and amortization of real estate assets	—	0.01	—	0.03
(Gains) on disposition of depreciable properties	(0.08)	—	(0.14)	(0.32)

Funds from operations	$0.69	$0.58	$1.40	$1.49

Weighted average shares outstanding - diluted	61,492	61,562	61,290	61,709

Highwoods Properties, Inc.

Net Operating Income Reconciliations

(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates	$8,959	$4,349	$19,564	$9,694

Other income	(1,604)	(2,115)	(2,406)	(3,625)
Interest expenses	24,795	24,701	49,636	48,948
General and administrative expense	10,766	10,868	20,477	21,779
Depreciation and amortization expense	31,365	29,756	62,250	58,585

Net operating income from continuing operations	74,281	67,559	149,521	135,381
Less—non same property and other net operating income	10,790	5,601	19,663	10,419

Total same property net operating income from continuing operations	$63,491	$61,958	$129,858	$124,962

Rental and other revenues	$115,853	$105,146	$229,947	$210,608
Rental property and other expenses	41,572	37,587	80,426	75,227

Total net operating income from continuing operations	74,281	67,559	149,521	135,381
Less—non same property and other net operating income	10,790	5,601	19,663	10,419

Total same property net operating income from continuing operations	$63,491	$61,958	$129,858	$124,962